Exhibit 10.1

STRATEGIC HOTELS & RESORTS, INC.
SECOND AMENDED AND RESTATED 2004 INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
We are pleased to inform you that you have been awarded by Strategic Hotels & Resorts, Inc. (the “Company”) the opportunity to earn a performance share award (the “Performance Share Award”).
The terms of the Performance Share Award are as set forth in this Performance Share Award Agreement (“Agreement”). This Agreement is granted under the Strategic Hotels & Resorts Second Amended and Restated 2004 Incentive Plan (“Plan”) and, except as expressly provided otherwise herein, is limited by and subject to the express terms and conditions of the Plan, a copy of which has been made available to you. Certain capitalized terms are defined in the Appendix to this Agreement. Capitalized terms that are not defined in this Agreement (including the Appendix) have the meanings given to them in the Plan. The basic terms of the Performance Share Award are summarized as follows:

Employee Name:	RAYMOND GELLEIN, JR.
Target Number of Shares Subject to the Award (“Target Shares”):
Performance Period:	January 2, 2015 (“Start Date”) through December 29, 2017 (“End Date”)

1.Earning Performance Shares Award
Subject to the conditions and limitations set forth herein, the Company will determine and distribute shares of Common Stock to the extent earned as set forth below on a date (“Distribution Date”) in the first calendar quarter of 2018 (no later than March 15, 2018) in which the Committee determines and certifies the Relative SNL Lodging Index TSR Performance Percentage achieved, as described in Section 2 hereof. The Committee will in good faith make such determination and certification and except as set forth in Sections 3, 4 and 6, distribute such shares of Common Stock within the time period set forth in the preceding sentence.
(a)    Base Performance Shares
Shares of Common Stock are earned under this Performance Share Award based on the following performance metric (the “Performance Metric”): the Relative SNL Lodging Index TSR Performance.

Shares of Common Stock are earned according to Relative SNL Lodging Index TSR Performance as set forth below:

Percentile Rank	Multiple of Target Shares Earned
85% or Higher	2.0
50%	1.00
25%	0.25
Below 25%	0

The number of Shares that are earned with respect to the Performance Metric shall be interpolated on a straight line basis between the Multiple of Target Shares Earned levels set forth in the schedule above.
(b)    Dividend Equivalents:
You shall be credited from the Start Date with dividend equivalents payable in shares of Common Stock with respect to shares of Common Stock you earn under this Performance Share Award until the delivery date, without regard to any deferral election pursuant to Section 6, of such shares of Common Stock (or cash in a Go Private Transaction) under this Agreement. The number of shares of Common Stock you will acquire pursuant to dividend equivalents is determined by assuming that as of each dividend ex-date from the Start Date to such delivery date under this Agreement with respect to the shares of Common Stock you earn under this Agreement without regard to this Section 1(c) plus previously credited shares of Common Stock attributable to prior dividend equivalents under this Section 1(c), a dollar amount equal to the amount of the dividend that would have been paid on such number of shares of Common Stock under this Performance Share Award for such dividend shall be converted into a number of shares of Common Stock equal to the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on shares of Common Stock which is payable in shares of Common Stock, you shall be credited with an additional number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock earned under this Agreement without regard to this Section 1(c) plus previously credited shares of Common Stock attributable to prior dividend equivalents under this Section 1(c) and the (y) the number of shares of Common Stock (including any fraction thereof) distributable as a dividend on a share of Common Stock. Such dividend equivalents shall be paid to you in shares of Common Stock, (or cash in a Go Private Transaction (as defined hereafter)) at such time as the Performance Share Award is otherwise paid.
(c)    Limitation on Shares of Common Stock To Be Earned:
Notwithstanding anything to the contrary herein:
(1)    No more than the Target Shares will be earned under this Performance Share Award if the Company TSR is less than or equal to 100%.

(2)    No shares of Common Stock will be earned under this Performance Share Award if the Performance Date Average Price is less than or equal to $6.34 (50% of the Start Date Average Price), with such dollar amount subject to adjustment consistent with Section 14.1 of the Plan.

(d)    Example:
An example of a calculation of the earning of a Performance Share Award is set forth in Exhibit A.

2.    Determining Performance Metric
As set forth above, the earning of shares of Common Stock under this Performance Share Award depends upon one Performance Metric: the Relative SNL Lodging Index TSR. Shares of Common Stock are earned solely under that relative TSR measure. Relative TSR will be based on the Company’s TSR performance relative to the equally-weighted TSRs of the common stock of each Index Company included in the SNL Lodging Index (the “Index”) as applicable as of the Performance Date, excluding the Company if it is part of the Index. TSR is calculated as share price appreciation plus the reinvestment of dividends during the applicable period.
To determine relative performance, the baseline metrics are the 60-trading day average closing price of a share of Common Stock of the Company and of a share of common stock of each Index Company, with the last of the 60-trading days falling on December 29, 2014. This 60-trading day average establishes both the Company’s Start Date Average Price and the Index Company Baseline Stock Price against which future Company stock performance and the stock performance of Index Companies within the applicable Index will be compared. If a company was added to the applicable Index after the Start Date, such company’s average closing stock price for the 60-trading days prior to joining the Index will be used for purposes of determining the Index Company Baseline Stock Price. In the event such Index Company does not have a trading history prior to joining the Index, the average closing stock price for the 60-trading days starting on the day the Index Company joined the Index will be used for purposes of determining the Index Company Baseline Stock Price. Any companies included in the applicable Index as of the Start Date but which are no longer included in the applicable Index as of the Performance Date will not be included in the TSR analysis with respect to such Index.
The 60-trading day average closing price of a share of Common Stock and of a share of each Index Company with the last trading day of such 60-trading day period ending on the Performance Date (establishing both the “Performance Date Average Price” and the “Index Company Performance Date Average Price”, respectively) is separately determined. (The Performance Date Average Price and the Index Company Performance Date Average Prices shall be automatically adjusted to account for any stock split or similar change in capitalization in a manner as set forth in Section 14.1 of the Plan.)
Company performance will be measured by dividing the Performance Date Average Price plus Company dividends reinvested as of each dividend ex-date between Start Date and the

Performance Date by the Start Date Average Price, with the quotient expressed as a percentage of the Start Date Average Price (the “Company TSR”). The performance for each Index Company will be measured separately by dividing the Index Company Performance Date Average Price plus Index Company dividends reinvested as of each dividend ex-date between Start Date and the Performance Date by the Index Company Baseline Stock Price, with the quotient expressed as a percentage of the Index Company Baseline Stock Price (the “Index Company TSR”). Therefore, the TSR for the Company and each Index Company equals the change in value between Start Date Average Price and the Performance Date Average Price, plus dividends reinvested as of each dividend ex-date between Start Date and Performance Date, as a percentage of the Start Date Stock Price.
The Company’s TSR will be ranked against the Index Company TSRs of the Index Companies within the SNL Lodging Index to determine the Company’s Percentile Rank for purposes of Relative SNL Lodging Index TSR Performance Metric.
An example including the calculation of Start Date Average Price and a calculation of Company TSR for a prior three year period is set forth in Exhibit B.
3.    Change of Control
Notwithstanding any other provision of this Agreement, if a Change of Control occurs prior to December 29, 2017 the end date for the Performance Period shall be treated as the date immediately prior to the Change of Control rather than December 29, 2017 and the relative TSR ranking for the Performance Metrics will be determined based on a shortened Performance Period (“Change of Control Performance Period”) and TSRs for Index Companies that shall be determined based on the 60-trading day average closing price of each Index Company’s common stock with the last trading day of such 60-trading day period ending immediately prior to the date of public announcement of the Change of Control. For purposes of the calculation of the Company’s TSR for the Change of Control Performance Period, the Company’s Performance Date Average Price shall be the fair market value of a share of Common Stock in the Change of Control. The Company’s TSR for the Change of Control Performance Period shall equal the Performance Date Average Price as determined pursuant to the preceding sentence plus dividends reinvested as of each dividend ex-date between the Start Date and the Performance Date, as a percentage of the Start Date Stock Price.
Although the date of public announcement of the Change of Control determines the end date of the 60-trading day period for determining the TSRs for Index Companies, payments under this Section 3 shall not be made unless the Change of Control closes. In the absence of such a closing, this Section 3 shall be ineffective and inapplicable to determinations applicable to this Performance Share Award.
All payments under this Performance Share Award with respect to a Change of Control constituting a Go Private Change of Control Transaction may be paid in, at the Company’s discretion, either (1) shares of Common Stock prior to the Go Private Change of Control Transaction at such time and in such manner that you may participate fully as a holder of shares of Common Stock in the Go Private Change of Control Transaction or (2) cash. For purposes of this Performance Share Award, a “Go Private Change of Control Transaction” shall be deemed to have occurred if on or immediately following the Change of Control no shares of Common Stock or other common stock of the Company (or any successor) are traded on a national securities exchange.
4.    Termination of Employment or Services
If the Company terminates your employment or service relationship for Cause or you terminate your employment or services relationship other than as a result of a Constructive Termination or at the end of the Agreement Term under your Employment Agreement with the Employer dated as of November 19, 2012 (“Employment Agreement”), you shall have no right to any shares of Common Stock under this Performance Share Award and this Performance Share Award will immediately terminate without the payment of any further consideration to you.
If your employment or service relationship with the Employer terminates prior to a Change of Control because of death, Disability, Constructive Termination, Termination by the Employer other than for Cause or by either you or the Employer other than for Cause at the end of the Agreement Term under the Employment Agreement, you will become fully vested in the shares of Common Stock that you would have earned under this Performance Share Award if you had remained employed through December 29, 2017 and such shares of Common Stock shall be payable in accordance with the Plan as though you had remained employed with the Employer.
You will become fully vested in the shares of Common Stock earned under this Performance Share Award on a Change of Control and such shares of Common Stock (or cash if the Change of Control is a Go Private Transaction) shall be payable to you upon such Change of Control.
5.    Distributions of Shares of Common Stock
Except as otherwise provided by a deferral election pursuant to Section 6 of this Agreement or by virtue of a Change of Control as described in Section 3 and 4, shares of Common Stock earned pursuant to Sections 1, 2, 3 or 4 shall be distributed in the first calendar quarter of 2018 (no later than March 15, 2018).
If, however, you elect to defer payment of the shares of Common Stock as provided in Section 6 of this Agreement, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement entered into between you and the Committee.
6.    Deferral Election
Subject to Section 13, you may elect to defer delivery of the shares of Common Stock that would otherwise be due by virtue of the satisfaction of the requirements for distribution of shares of Common Stock under this Performance Share Award Agreement. The Committee shall, in its sole discretion, establish the rules and procedures for such deferral elections and payment deferrals.

7.    No Rights as Shareholder
You shall not have voting or any other rights as a shareholder of the shares of Common Stock with respect to the Performance Share Award until shares of Common Stock are actually delivered to you pursuant to Section 4 or 5. Upon delivery of shares of Common Stock pursuant to this Performance Share Award, you will obtain full voting and other rights as a shareholder of the Company.
8.    Securities Law Compliance
Notwithstanding any other provision of this Agreement, you may not sell the shares of Common Stock acquired pursuant to this Performance Share Award unless such shares of Common Stock are registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares of Common Stock must also comply with other applicable laws and regulations governing the shares of Common Stock, and you may not sell the shares of Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.
9.    Transfer Restrictions
Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, or other transfer or disposition of any kind, whether voluntarily or by operation of law, directly or indirectly, of this Performance Share Award shall be strictly prohibited and void except a transfer after death by will or by the applicable laws of descent and distribution.
10.    Independent Tax Advice
You acknowledge that determining the actual tax consequences to you of receiving this Performance Share Award or shares of Common Stock or cash thereunder or deferring or disposing of shares of Common Stock or cash may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving, deferring or disposing of the Performance Share Award or shares of Common Stock or cash hereunder. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Performance Share Award with respect to your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.
11.    Withholding and Disposition of Shares of Common Stock
You agree to make arrangements satisfactory to the Employer for the payment of any federal, state, local or foreign withholding tax obligations that arise with respect to this Performance Share Award, including, without limitation, the receipt of shares of Common Stock or cash. Notwithstanding the previous sentence, you acknowledge and agree that the Employer has the right to deduct from payments of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect this Performance Share Award, including, without limitation, the receipt of shares of Common Stock or cash.
12.    General Provisions
12.1    No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.
12.2    Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Committee may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you, the Performance Share Award or the shares of Common Stock or cash acquired pursuant to the express provisions of this Agreement.
12.3    Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, you acknowledge that you will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which shares of Common Stock of the Company are listed.
12.4    Agreement Is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.
12.5    Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
12.6    No Employment or Service Contract. This Agreement does not confer upon you any right with respect to continuance of employment by the Employer, nor does it interfere in any way with the right of your employer to terminate your employment or services at any time, subject to the terms of the Employment Agreement.
12.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.
12.8    Governing Law. This Agreement will be construed and administered in accordance with and governed by the laws of the State of Illinois.

13.    Section 409A Compliance
The Company intends that any distribution of shares of Common Stock or cash, deferral and other provisions applicable to your Performance Share Award fully comply with the payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), as clarified or modified by IRS guidance, including without limitation, treating the date you have a separation from service under Code Section 409A as the date you terminate employment or your service relationship for purposes of this Agreement – in each case if and to the extent such Code Section 409A is otherwise applicable to your Performance Share Award and such compliance is necessary to avoid the penalties otherwise imposed under Code Section 409A. In this connection, the Company and you agree that the payout timing provisions applicable to the Performance Share Award, and the terms of any deferral and other rights regarding such Performance Share Award, shall be deemed modified, if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Code Section 409A, as clarified or modified by IRS guidance – in each case if and to the extent such Code Section 409A is otherwise applicable to your Performance Share Award and such compliance is necessary to avoid the penalties otherwise imposed under Code Section 409A, including, without limitation, any necessary delay in payment (but not vesting) of the Performance Share Award to avoid Code Section 409A adverse consequences with respect to a payment that is subject to Code Section 409A if a Change of Control occurs that does not constitute a permissible distribution trigger for a payment that is subject to Code Section 409A. This Performance Share Award is subject to Section 17.5 of the Plan.

REMAINDER OF PAGE INTENTIONALLY BLANK.
SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 23rd day of February 2015.
STRATEGIC HOTELS & RESORTS, INC.

/s/ Paula C. Maggio
By:    Paula C. Maggio

Its:	Executive Vice President, General Counsel & Secretary

RAYMOND GELLEIN, JR.
(Employee Name)

/s/ Raymond Gellein, Jr.
(Employee Signature)

EXHIBIT A
EXAMPLE OF PERFORMANCE SHARE AWARD CALCULATION

	Company % TSR Rank	Multiple

SNL Lodging Index	72	1.61

Multiple		Target Grant

1.61	X	10,000	=	Base Grant 16,100

Dividend Equivalents as calculated in the table below.				Dividend Equivalents 1,949

				Total Grant
				with Dividend _______
				Equivalents 14,799

A-1

Calculation of Dividend Equivalents assuming 2015-2017 was identical to 2005-2007:

Date	Stock Price	Dividends Per Share	Shares Including Dividends Reinvested

Initial Shares			12,850
4/20/05 Dividend Payment Date	$14.25	$0.22	13,048
7/20/05 Dividend Payment Date	$18.06	$0.22	13,207
10/20/05 Dividend Payment Date	$17.03	$0.22	13,378
1/20/06 Dividend Payment Date	$21.04	$0.22	13,518
4/20/06 Dividend Payment Date	$22.94	$0.23	13,653
7/10/06 Dividend Payment Date	$20.52	$0.23	13,806
10/10/06 Dividend Payment Date	$20.83	$0.23	13,959
1/10/07 Dividend Payment Date	$20.80	$0.23	14,113
4/10/07 Dividend Payment Date	$22.84	$0.24	14,262
7/10/07 Dividend Payment Date	$23.21	$0.24	14,409
10/10/07 Dividend Payment Date	$22.24	$0.24	14,564
1/10/08 Dividend Payment Date	$14.89	$0.24	14,799

A-2

EXHIBIT B
EXAMPLE OF PRICE CALCULATION

Start Date Average Price was calculated as set forth below:

Date	Close	Date	Close
31-Dec-14	13.23	17-Nov-14	12.85
30-Dec-14	13.48	14-Nov-14	12.85
29-Dec-14	13.58	13-Nov-14	12.92
26-Dec-14	13.57	12-Nov-14	12.75
24-Dec-14	13.55	11-Nov-14	12.74
23-Dec-14	13.56	10-Nov-14	12.67
22-Dec-14	13.50	7-Nov-14	12.52
19-Dec-14	13.31	6-Nov-14	12.69
18-Dec-14	13.34	5-Nov-14	12.69
17-Dec-14	13.25	4-Nov-14	12.77
16-Dec-14	12.87	3-Nov-14	12.95
15-Dec-14	12.87	31-Oct-14	12.85
12-Dec-14	13.12	30-Oct-14	12.67
11-Dec-14	13.09	29-Oct-14	12.67
10-Dec-14	13.06	28-Oct-14	12.69
9-Dec-14	13.06	27-Oct-14	12.48
8-Dec-14	12.81	24-Oct-14	12.36
5-Dec-14	12.83	23-Oct-14	12.31
4-Dec-14	12.76	22-Oct-14	12.03
3-Dec-14	12.81	21-Oct-14	11.94
2-Dec-14	12.83	20-Oct-14	11.74
1-Dec-14	13.03	17-Oct-14	11.60
28-Nov-14	13.28	16-Oct-14	11.58
26-Nov-14	13.09	15-Oct-14	11.24
25-Nov-14	13.02	14-Oct-14	11.35
24-Nov-14	13.01	13-Oct-14	11.23
21-Nov-14	12.91	10-Oct-14	11.30
20-Nov-14	13.02	9-Oct-14	11.55
19-Nov-14	12.94	8-Oct-14	11.69
18-Nov-14	13.03	7-Oct-14	11.25

Average	$12.68
Performance Date Average Price, Index Company Baseline Stock Price and Index Company Performance Date Average Price shall be calculated in the same manner as the Start Date Average Price was calculated.

B-1

EXAMPLE OF TSR CALCULATION

Below is a calculation of TSR for the Company from 2005 to 2007:

Date	Stock Price	Dividends Per Share	Value of $100 Initial Investment	TSR

12/31/04 60 Day Avg.	$14.82		$100.00
3/29/05 Dividend Ex-Date	$14.30	$0.22	$97.98
6/28/05 Dividend Ex-Date	$17.96	$0.22	$124.56
9/28/05 Dividend Ex-Date	$17.70	$0.22	$124.28
12/16/05 Dividend Ex-Date	$20.35	$0.22	$144.43
3/29/06 Dividend Ex-Date	$22.90	$0.23	$164.16
6/28/06 Dividend Ex-Date	$20.06	$0.23	$145.45
9/27/06 Dividend Ex-Date	$20.04	$0.23	$146.98
12/22/06 Dividend Ex-Date	$21.14	$0.23	$156.73
3/23/07 Dividend Ex-Date	$23.54	$0.24	$176.30
6/22/07 Dividend Ex-Date	$22.20	$0.24	$168.07
9/24/07 Dividend Ex-Date	$20.95	$0.24	$160.42
12/24/07 Dividend Ex-Date	$18.37	$0.24	$142.50
12/31/07 60 Day Avg.	$21.61		$167.64	167.64%

A comparable methodology for determining TSR for the Company and Index Companies during the Performance Period or Change of Control Performance Period shall be used.

B-2

APPENDIX

“Cause” has the meaning assigned to it in the Employment Agreement whether or not the Agreement Term under the Employment Agreement has ended.

“Constructive Termination” has the meaning assigned to it in the Employment Agreement whether or not the Agreement Term under the Employment Agreement has ended.

“Employment Agreement” means your Employment Agreement with the Company dated November 19, 2012.

“Index Company” means each of the companies including in the SNL Lodging Index.

“Index Company Baseline Stock Price” means the baseline common stock price for each Index Company.

“Performance Date” means the earlier of the End Date or the date of a Change of Control.

“Performance Date Average Price” means the average closing price of a share of Common Stock during the 60-trading day period ending on the End Date if the Performance Date is the End Date or the fair market value of a share of Common Stock on the date of a Change of Control if the Performance Date is the date of a Change of Control.

“Start Date Average Price” means the average closing price of a Share during the 60-day trading period immediately prior to the Start Date.

“TSR” means the total shareholder return.

B-3